EXHIBIT 5


                              July 19, 1996


IPALCO Enterprises, Inc.
One Monument Circle
P.O. Box 1595
Indianapolis, IN 46206-1595

Gentlemen:

You have requested my opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") anticipated to be filed with the Securities and Exchange Commission by IPALCO Enterprises, Inc., an Indiana corporation, (the "Company") on July 19, 1996, with respect to the registration of One Million Five Hundred Thousand (1,500,000) shares of Common Stock, without par value, of the Company (the "Shares") to be issued and sold to eligible participants in IPALCO PowerInvest, a dividend reinvestment and direct stock purchase plan of IPALCO Enterprises, Inc. (the "Plan").

I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary in the circumstances. Based on that examination and investigation, I am of the opinion that the Shares have been duly authorized, and when issued and sold and the purchase price thereof has been paid, all as contemplated by the Plan as described in the Registration Statement and in the Prospectus relating thereto, as the same may be amended, the Shares are legally issued, fully paid and non-assessable.

I consent to the use of my name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.
                              Sincerely,


                              /s/ Bryan G. Tabler
                              Bryan G. Tabler